CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In connection with the filing of Form S-1 we hereby consent to the inclusion herein of our report dated August 27, 2008 as restated as at November 26, 2008 on the financial statements of Sierra Ventures, Inc. for the year ended May 31, 2008 and for the period October 19, 2006 (date of inception) through May 31, 2008.

/s/              “Gruber & Company, LLC”

Gruber & Company, LLC
Lake Saint Louis, Missouri

February 05, 2009